Exhibit (e)(4)
VistaCare, inc.
4800 North Scottsdale Road
Suite 5000
Scottsdale, AZ 85251
July 25, 2007
Odyssey HealthCare, Inc.
717 N. Harwood, Suite 1500
Dallas. Texas 75201
     Re: Confidentiality Agreement
Ladies and Gentlemen:
     In connection with your consideration of a possible negotiated transaction (a “Possible Transaction”) with VistaCare Inc. and its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition. operations, prospects, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall include the members, directors, officers, employees, agents, partners and advisors of a party and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and prospective sources of financing for a Possible Transaction).
     1. Evaluation Material. The term “‘Evaluation Material” shall mean all written or oral information concerning the Company which is furnished to you or your Representatives on or after the date of this letter agreement by the Company together with any notes, analyses, compilations, studies, interpretations. documents or records prepared by you or any of your Representatives, to the extent that such notes, analyses, compilations, studies, interpretations, documents or records contain or are derived from such information. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession and developed by you prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (iv) is independently developed by you or your employees or (v) is generally made available to third parties by the Company without restriction on disclosure.

     2. Use and Disclosure of Evaluation Material. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are provided with a copy of this letter agreement and who agree to be bound by the terms hereof. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.
     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). The Company agrees that, without your prior written consent, neither the Company nor its Representatives will disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the other Discussion Information. Provided, however, either party may make such disclosure following prompt notice to the other party based on written advice by outside counsel if such disclosure is required by law. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
     In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process or by the rules of any national stock exchange or independent quotation system) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of outside legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal.
     3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be, at your election, either returned or destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.
     4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.
     5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen months from the date hereof, you will not, without the prior written consent of the Company, directly or indirectly, hire or solicit to employ any of the officers or employees of the Company with whom you or your Representatives first had direct contact as a result of your evaluation of a Possible Transaction.
     6. Material Non-Public Information; Negotiated Transaction.
          (a) You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.
          (b) For a period of one year from the date of this letter, you and those of your Representatives who you have informed of the subject matter of this letter agreement shall not directly or indirectly, (and you shall cause any person or entity controlled by you not to), without the prior written consent of the Board of Directors of the Company: (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of the Company or any of its affiliates, (ii) propose to enter into, directly or indirectly, any merger, consolidation, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist, encourage or facilitate any other persons in connection with any of the foregoing. You also agree during such period that you and your Representatives will not directly or indirectly take any action (including a publicly disclosed request that the Company (or its representatives) amend or waive any provision of this paragraph) which might require the Company or any of its affiliates to make a public announcement regarding the possibility of a merger, consolidation, business combination or other similar transaction.
     7. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein, You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).
     8. No Waiver of Rights. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     9. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by either party and that either party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to either party. Both parties agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that either party has breached this letter agreement, then the party in breach of this letter agreement shall be liable and pay to the other the reasonable legal fees incurred in connection with such litigation, including any appeal therefrom. If such court determines (in a judgment not subject to further appeal or for which the time for appeal has expired) that there was no breach of this letter agreement, then the party responsible for bringing suit will pay the reasonable legal fees incurred in connection with such litigation and any appeal therefrom.
     10. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.
     12. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.
     13. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

     14. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.
     15. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through the undersigned or RA Capital Advisors LLC. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent.
     Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company,

Very truly yours, VISTACARE, INC.
By:	/s/ Richard R. Slager
Name: Richard R. Slager
Title: Chairman, President and Chief Executive Officer

CONFIRMED AND AGREED
as of the date written above:

ODYSSEY HEALTHCARE, INC.

By:	/s/ Robert A. Lefton Name: Robert A. Lefton
Title: President and Chief Executive Officer